MMC Energy Receives Favorable Assessment by California Energy Commission Staff

New York- September 2, 2008/ PrimeNewswire/ -MMC Energy, Inc. (NASDAQ: MMCE) announced today that it has received a favorable assessment from the California Energy Commission Staff (the “Commission Staff”).  On August 28, 2008 the Commission Staff released its Final Staff Assessment for MMC’s Chula Vista Energy Upgrade Project.  The Commission Staff found that the Upgrade Project is consistent with applicable laws and, with the proposed mitigation, would not cause a significant adverse impact on the environment.  The Final Staff Assessment is the Commission Staff’s final evaluation of the project.  MMC expects to receive a final Commission Staff decision on the Chula Vista Energy Upgrade Project by the end of this year or early 2009.

The Chula Vista Energy Upgrade Project will involve a replacement of MMC’s existing 44.5 MW facility in the city of Chula Vista, California, with two new 50-megawatt simple-cycle GE LM6000 PC Sprint ® peaking units.  The highly efficient turbines will allow MMC to increase the facility’s capacity, greatly improve efficiency and reduce emissions on a per kilowatt basis.  Construction activities are scheduled to commence in early 2009, and the facility is expected to begin commercial operation in time to help meet peak summer demands in the fast-growing Southern California power market during the summer of 2009. The Chula Vista Energy Upgrade Project will be able to generate enough power to supply approximately 60,000 homes.

"These new peaking units will enhance our existing generation portfolio in constrained load pockets,” said Harry Scarborough, MMC’s Senior Vice President for Development.  "Chula Vista is an ideal location for power generation with the existing infrastructure allowing for an expedited construction process.  This is an exciting next step in our overall California development strategy.”

In addition to its Chula Vista Energy Upgrade Project, MMC has received final approval for its Escondido Energy Upgrade Project.  MMC anticipates commencing construction of its Escondido Energy Upgrade Project in early 2009.

About MMC Energy, Inc.:

MMC, based in New York and San Diego, acquires and actively manages electricity generating and energy infrastructure-related assets in the United States. MMC is traded on the NASDAQ Global Market in the United States.

MMC's mission is to acquire, directly or through joint ventures, a portfolio of small to mid-size natural gas fueled electricity generating assets, generally below 250 megawatts or "MW."

MMC creates long-term value for its stockholders through disciplined asset acquisitions and hands-on post-acquisition asset management. MMC actively invests in electricity assets that provide essential services to key transmission-constrained markets such as California, where regulatory capacity requirements and a lack of local electricity supplies make peak electricity generation facilities valuable.

To date, MMC has acquired three electricity generating assets in California, totaling 110 MW of capacity. MMC is upgrading two of these assets, the 100 MW MMC Chula Vista Energy Upgrade Project and the 50 MW MMC Escondido Upgrade, both located in San Diego County, California, replacing the existing 44.5 MW facilities at each site.

Forward Looking Statements:

This press release contains 'forward-looking statements' within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, including those statements regarding MMC's ability to expand existing generating facilities and exploit acquisition opportunities. Although the forward-looking statements in this release reflect the good faith judgment of management, forward-looking statements are inherently subject to known and unknown risks and uncertainties that may cause actual results to be materially different from those discussed in these forward-looking statements, including those risks described in MMC’s Annual Report on Form 10-K, its most recent prospectus filed with the SEC on November 19, 2007 and in its other public filings.  Readers are urged not to place undue reliance on these forward-looking statements, which speak only as of the date of this release. MMC undertakes no obligation to update these forward-looking statements.

Source: MMC Energy Inc.

Contact:

          MMC Energy Inc.
          Denis G. Gagnon, Chief Financial Officer
          (212) 977-0900
          www.mmcenergy.com

          BPC Financial Marketing
          Investor Contact:
          John Baldissera
          (800) 368-1217